Exhibit 10.3

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is made effective as of March 20, 2013, and amends that certain employment agreement, dated as of June 21, 2012 (“Employment Agreement”), by and between GulfSlope Energy, Inc., a Delaware corporation (the “Company”) and James M. Askew (“Employee”).

WHEREAS, Employee is employed by the Company pursuant to the Employment Agreement; and

WHEREAS, the Company and Employee have jointly agreed to make certain changes to the Employment Agreement, subject to the terms and conditions set forth in this Agreement, to provide for greater flexibility to hire executive officers and to preserve capital.

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Amendment.  Section 2 of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the initial term of this Agreement shall begin on the Effective Date and end on March 31, 2013, and shall thereafter continue on a month to month basis until terminated by either the Employee or the Company pursuant to Section 8 of this Agreement (the “Term”).”

Section 8(c) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“Termination by Company.  The Company may terminate Employee’s employment for any or no reason and at any time upon providing written notice in accordance with Section 11 hereof and shall have no further liability to Employee other than payment of (i) the Accrued Amounts, if any and (ii) a cash amount of up to $100,000 as reimbursement of Employee’s tax liabilities arising from salary and other compensation paid to Employee during calendar year 2012 (the “Severance Amount”).  The Accrued Amounts and Severance Amount, if any, shall be paid to Employee in accordance with the Company’s customary payroll practices as in effect from time to time but in no event later than 15 days following Employee’s termination of employment on account of death.”

2.         Consideration.  In consideration for Employee’s agreement to amend the Employment Agreement pursuant to this Amendment, the Company pay Employee the Severance Amount (as defined in Section 1 above).

3.         No Other Amendments.  Unless otherwise amended as set forth in Section 1, the Employment Agreement shall remain in full force and effect.

Exhibit 10.3

4.         Severability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

5.         Choice of Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction.

6.         Headings.  The headings of sections and paragraphs of this Amendment have been inserted for convenience of reference only and do not constitute a part of this Amendment.

7.         Counterparts.  This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Signature page follows]

Exhibit 10.3

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

GulfSlope Energy, Inc.

By:	/s/ JAMES ASKEW
Name:	_________________
Title:	_________________

/s/JAMES M. ASKEW
James M. Askew